EXHIBIT 10.19A

Pandora Media Corporate Incentive Plan for Fiscal Year Ending December 31, 2016

(As amended and restated on October 27, 2016 by the Compensation Committee of Pandora’s Board of Directors)

The Pandora Media, Inc. (“Pandora”) Corporate Incentive Plan for the fiscal year ending December 31, 2016 (the “Plan”) is designed to reward eligible employees for their efforts toward the accomplishment of Pandora’s goals during the Plan Year. For purposes of the Plan, “Plan Year” means Pandora’s fiscal year starting January 1, 2016 through and including December 31, 2016 (“Calendar Year 2016”).

Eligibility

Eligibility under the Plan does not represent a commitment or guarantee that you will receive any payment under the Plan. If, for any reason, you are not an active employee of Pandora (or one of its eligible subsidiaries as determined by the Compensation Committee) in good standing on the last day of Calendar Year 2016, you will not be eligible to receive a bonus under the Plan. Furthermore, the decision to pay any bonus under the Plan remains in the full discretion of the Compensation Committee of Pandora’s Board of Directors.

Selected employees at the manager or equivalent level and all employees at the director level and above are eligible (an “Eligible Position”). To receive any payment under the Plan, an eligible employee must remain an employee in good standing on the last day of the Plan Year (December 31, 2016).

New Hires and Promotions into Eligible Positions. Eligible employees hired or promoted into an Eligible Position after the beginning of the Plan Year will have any bonus prorated to reflect the length of time employed in an Eligible Position during the Plan Year. However, employees hired or promoted into an Eligible Position after November 1, 2016 will not be eligible for the Plan.

Changes Between Eligible Positions. Eligible employees who move from one Eligible Position to another Eligible Position with a different Target Bonus (as defined below) will have any bonus prorated to reflect the different Target Bonus (as defined below) amounts based on the length of time employed in each Eligible Position.

Prorated Bonus for Approved Leave of Absence. Eligible Employees who take an approved leave of absence for longer than ten (10) business days in duration will have any bonus prorated to exclude the time period during which they were on the approved leave of absence. This proration of the bonus (if any) would occur regardless of whether the Eligible Employee received partial or full salary continuation or other pay during the leave of absence.

Target Bonus Opportunity

Each Eligible Position is assigned a target bonus amount (“Target Bonus”), generally expressed as a percentage of earned salary for the applicable period. Your manager will discuss your Target Bonus with you. There is no guarantee that you will receive your Target Bonus, and you may receive a lower or higher amount or no bonus.

Plan Administration

The Compensation Committee will have sole discretion to determine the aggregate pool (the “Bonus Pool”) under the Plan, as described below, depending solely upon its assessment of Pandora’s overall performance measured against objectives that the Compensation Committee and management will discuss from time to time. In exercising its discretion, the Compensation Committee will consider any extraordinary activities during the year, including mergers, acquisitions, new market expansion and other strategic initiatives. Pandora and the Compensation Committee may amend, suspend or terminate the Plan at any time and in any manner. All payments under the Plan are discretionary. Regardless of whether any specific performance metrics are set for any Plan Year, the decisions as to whether, and how much, to fund the Bonus Pool remain in the full discretion of the Compensation Committee, and Pandora’s financial results for any Plan Year shall not be deemed to give any eligible employee a right to any payment under the Plan.

The Incentive Committee of Pandora (the “Incentive Committee”) is responsible for administering the Plan with respect to employees who are not executive officers (“Non-Executive Employees”), subject to the direction of the Compensation Committee. Members of the Incentive Committee shall be the CEO and/or any officers or managers appointed by the CEO to the Incentive Committee. The Incentive Committee will, in its discretion, determine a Non-Executive Employee’s eligibility under the Plan, including whether part-time employees are eligible and whether Pandora will pay prorated bonuses for Non-Executive Employees who retire (and, if so, the retirement criteria) or die during the Plan Year. All determinations, interpretations, rules and decisions of the Compensation Committee and/or the Incentive Committee shall be conclusive and binding upon all persons claiming to have any interest or right under the Plan.

Bonus Payments

In order to receive any payment under the Plan, an eligible employee must remain an active employee on the last day of the fiscal year (December 31, 2016). If, before such date(s), your employment is terminated (whether by you or by Pandora, regardless of the reason), you will not be eligible to receive a bonus under the Plan.

The Compensation Committee will determine the Bonus Pool and the individual payments to each executive officer of Pandora.

With respect to the Non-Executive Employees, the CEO of Pandora shall have the discretion to determine the portion of the remaining Bonus Pool that will be awarded to any individual or to any department or business unit and to delegate responsibility for determining individual payments to your manager.

As a result, the actual payment to you of a bonus, if any, under the Plan is subject to the discretion of the Compensation Committee, the CEO and your manager.

Operating Guidelines

No eligible employee may rely on any verbal or other information outside of this Plan. Pandora reserves the right to amend, discontinue or make significant changes to the Plan at any time and for any reason, with or without notice. Eligibility for a bonus under this Plan does not guarantee eligibility for any future payments or bonus programs.

At Will Employment

Nothing in the Plan shall confer upon any employee or other Plan participant any right to continued employment or service with Pandora for any specific duration or otherwise restrict in any way the rights of Pandora or any employee to terminate an eligible employee’s employment at any time, for any reason, with or without cause.

Tax Withholding

Pandora shall withhold from the payments under the Plan all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions, and as a condition precedent to payment under the Plan, all recipients shall make arrangements satisfactory to Pandora for the payment of any personal income or other taxes. All payments hereunder are intended to qualify for the short-term deferral exception from Section 409A of the Internal Revenue Code and, if required to qualify for such exception, shall be made no later than 2 and 1/2 months following the end of the taxable year in which an individual becomes legally entitled to, or vested in, a payment hereunder.

Miscellaneous

This Plan is unfunded. In no event may a participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan or relating hereto. At no time will any such right or interest under the Plan be subject to the claims of any participant’s creditors or liable to attachment, execution or other legal process.